                                                                     EXHIBIT 3.1


                          CERTIFICATE OF INCORPORATION
                                       OF
                          RENT-A-CENTER HOLDINGS, INC.


         FIRST: The name of the corporation is Rent-A-Center Holdings, Inc. (the "CORPORATION").

         SECOND: The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

         THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful business, act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware or any successor statute (the "DGCL").

         FOURTH: The aggregate number of shares of capital stock which the Corporation shall have authority to issue is 125,000,000 shares of common stock, having a par value of $0.01 per share (the "COMMON STOCK"), and 5,000,000 shares of preferred stock, having a par value of $0.01 per share (the "PREFERRED STOCK").

                           SECTION I. PREFERRED STOCK

         Shares of Preferred Stock may be issued from time to time in one or more series as may be determined by the Board of Directors. Each series shall be distinctly designated. As of the date hereof, 400,000 shares of Preferred Stock are designated as Series A Preferred Stock, the designation, powers (including voting powers and voting rights), preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions of which are set forth in the Certificate of Designations, Preferences and Relative Rights and Limitations of Series A Preferred Stock of Rent-A-Center Holdings, Inc. set forth in Exhibit "A" hereto and incorporated herein by reference. The Board of Directors of the Corporation is hereby expressly granted the authority to fix, by resolution or resolutions adopted prior to the issuance of any shares of each additional series of Preferred Stock and incorporated in a certificate of designation filed with the Secretary of State of the State of Delaware, the designation, powers (including voting powers and voting rights), preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, if any, of such series, including, but without limiting the generality of the foregoing, the following:

         (1) the designation of, and the number of shares of Preferred Stock which shall constitute, the series, which number may be increased (except as otherwise fixed by the Board of Directors) or decreased (but not below the number of shares thereof then outstanding) from time to time by action of the Board of Directors;

         (2) the rate and times at which (or the method of determination thereof), and the terms and conditions upon which, dividends, if any, on shares of the series shall be paid, the nature of any preferences or the relative rights of priority of such dividends to the dividends payable on any other class or classes of stock of the Corporation or on any other series of Preferred Stock of the Corporation, and a statement whether or in what circumstances such dividends shall be cumulative;

         (3) whether shares of the series shall be convertible into or exchangeable for shares of capital stock or other securities or property of the Corporation or of any other corporation or entity, and, if so, the terms and conditions of such conversion or exchange, including any provisions for the adjustment of the conversion or exchange rate in such events as the Board of Directors shall determine;

         (4) whether shares of the series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates or event or events upon or after the occurrence of which they shall be redeemable, and the amount and type of consideration payable in case of redemption, which amount per share may vary under different conditions and at different redemption dates;

         (5) the rights, if any, of the holders of shares of the series upon the voluntary or involuntary liquidation, merger, consolidation, distribution or sale of assets, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of the series;

         (6) whether shares of the series shall have a sinking fund or purchase account for the redemption or purchase of shares of the series, and, if so, the terms, conditions and amount of such sinking fund or purchase account;

         (7) whether shares of the series shall have voting rights in addition to the voting rights provided by law and, if so, the terms of such voting rights, which may, without limiting the generality of the foregoing include (a) the right to more or less than one vote per share on any or all matters voted upon by the Corporation's stockholders (b) the right to vote, as a series by itself or together with other series of Preferred Stock or together with all series of Preferred Stock as a class or with the Common Stock as a class, upon such matters, under such circumstances and upon such conditions as the Board of Directors may fix, including, without limitation, the right, voting as a series by itself or together with other series of Preferred Stock or together with all series of Preferred Stock as a class, to elect one or more directors of the Corporation generally in the event there shall have been a default in the payment of dividends on any one or more series of Preferred Stock or under such other circumstances and upon such conditions as the Board of Directors may determine; and

         (8) any other powers, preferences and relative, participating, optional or other rights, and qualifications, limitations or restrictions of shares of that series.

         The relative powers, preferences and rights of each series of Preferred Stock in relation to the powers, preferences and rights of each other series of Preferred Stock shall, in each case, be as fixed from time to time by the Board of Directors in the resolution or resolutions adopted pursuant to the authority granted in this Section I, and the consent by class or series vote or otherwise, of the holders of Preferred Stock of such of the series of Preferred Stock as are from time to time outstanding shall not be required for the issuance by the Board of Directors of any other series of Preferred Stock, whether the powers, preferences and rights of such other series shall be fixed by the Board of Directors as senior to, or on a parity with, the powers, preferences and rights of such outstanding series, or any of them; provided, however, that the Board of Directors may provide in such resolution or resolutions adopted with respect to any series of Preferred Stock that the consent of the holders of a majority (or such greater proportion as shall be therein fixed) of the outstanding shares of such series voting thereon shall be required for the issuance of shares of any or all other series of Preferred Stock.

                            SECTION II. COMMON STOCK

         (1) Dividends. After the requirements with respect to preferential dividends on the shares of any series of Preferred Stock shall have been met and after the Corporation shall have complied with all the requirements, if any, with respect to the setting aside of sums as sinking funds or redemption or purchase accounts and subject further to any other conditions which may be fixed in accordance with the provisions of this Certificate of Incorporation, then, but not otherwise, the holders of Common Stock shall be entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors on the Common Stock, which dividends shall be paid out of assets legally available for the payment of dividends and shall be distributed to such holders pro rata in accordance with the number of shares of such Common Stock held by each such holder.

         (2) Liquidation. After distribution in full of the preferential amounts, if any, to be distributed to the holders of the shares of any series of Preferred Stock in the event of voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding-up of the Corporation, the holders of the Common Stock shall be entitled to receive all the remaining assets of the Corporation, tangible and intangible, of whatever kind available for distribution to stockholders, which assets shall be distributed to such holders pro rata in accordance with the number of shares of Common Stock held by each such holder.

         (3) Voting. Except as may otherwise be required by law, this Certificate of Incorporation or the provisions of the resolution or resolutions as may be adopted by the Board of Directors pursuant to Section I, each holder of Common Stock shall have one vote in respect of each share of Common Stock held by such holder on each matter voted upon by the stockholders.

                           SECTION III. CAPITAL STOCK

         (1) Regarding Preemptive Rights. No stockholder of the Corporation shall by reason of his holding shares of any class of stock have any preemptive or preferential right to subscribe for, purchase or otherwise acquire or receive any shares of any class of stock issued by the Corporation, whether now or hereafter authorized, or any shares of any class of stock of the Corporation now or hereafter acquired by the Corporation as treasury stock and subsequently reissued or sold or otherwise disposed of, or any notes, debentures, bonds or other securities convertible into or carrying options or warrants to purchase shares of any class of stock, whether now or hereafter authorized, whether or not the issuance of any such shares, or such notes, debentures, bonds or other securities, would adversely affect the dividend or voting rights of such stockholder, and the Board of Directors may issue shares of any class of stock of the

Corporation, or any notes, debentures, bonds or other securities convertible into or carrying options or warrants to purchase shares of any class of stock, without offering any such shares of any class, either in whole or in part, to the existing stockholders of any class.

         (2) Cumulative Voting. Cumulative voting of shares of any capital stock having voting rights is prohibited.

         FIFTH: All corporate powers shall be exercised by the Board of Directors, except as otherwise provided by law or by this Certificate of Incorporation. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

         (1) Directors. In furtherance and not in limitation of the powers conferred by statute, this Certificate of Incorporation or the Bylaws of the Corporation, the Board of Directors is expressly authorized:

                  (a) except as may be otherwise provided in the Bylaws, to make, alter, amend and repeal the Bylaws of the Corporation;

                  (b) to fix in or pursuant to the Bylaws from time to time the number of directors of the Corporation, none of whom need to be stockholders of the Corporation;

                  (c) to fix, determine and vary from time to time the amount to be maintained as surplus and the amount or amounts to be set apart as working capital; and

                  (d) to designate by resolution or resolutions passed by a majority of the whole Board of Directors one or more committees, each committee to consist of one or more of the directors of the Corporation, which, to the extent provided in said resolution or resolutions or in the Bylaws of the Corporation shall have and may exercise the power of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers on which the Corporation desires to place a seal. Such committee or committees shall have such name or names as may be stated in the Bylaws of the Corporation or as may be determined from time to time by resolutions adopted by the Board of Directors.

         The Corporation may confer powers upon the Board of Directors of the Corporation in its Bylaws in addition to the powers conferred upon the Board of Directors in this Certificate of Incorporation and in addition to the powers and authorities expressly conferred upon the Board of Directors by law.

         (2) Number, Election and Terms of Directors. The number, qualifications, terms of office, manner of election, time and place of meeting, compensation and powers and duties of the directors may be prescribed from time to time by the Bylaws, and the Bylaws may also contain any other provisions for the regulation and management of the affairs of the Corporation not inconsistent with the law or this Certificate of Incorporation.

         The number of directors which shall constitute the whole Board of Directors of the Corporation shall be not less than one (1) as specified from time to time in the Bylaws of the Corporation. The directors, other than those who may be elected by the holders of any series of

Preferred Stock, shall be divided into three classes, Class I, Class II and Class III. Such classes shall be as nearly equal in number of directors as possible. Each director shall serve for a term ending on the third annual meeting following the annual meeting at which such director was elected; provided, however, that the initial Class III directors shall serve for a term expiring at the annual meeting next following the end of the calendar year 2002, the initial Class I directors shall serve for a term expiring at the second annual meeting next following the end of the calendar year 2002, and the initial Class II directors shall serve for a term expiring at the third annual meeting next following the end of the calendar year 2002. Each director shall hold office until the annual meeting at which such director's term expires and, the foregoing notwithstanding, shall serve until his successor shall have been duly elected and qualified, unless he shall resign, become disqualified, disabled or shall otherwise be removed.

         The names and mailing addresses of the persons who are to serve as the initial directors of the Corporation until the next annual meeting following the end of the calendar year 2002 or until their successors are elected and qualified are as follows:

         CLASS I DIRECTORS
         Peter P. Copses                           Apollo Management, L.P.
                                                   1999 Avenue of the Stars, Suite 1900
                                                   Los Angeles, CA 90067

         Mitchell E. Fadel                         Rent-A-Center Holdings, Inc.
                                                   5700 Tennyson Parkway, Third Floor
                                                   Plano, Texas  75024

         Mary Elizabeth Burton                     1221 Ocean Ave., #1108
                                                   Santa Monica, CA  90401
         CLASS II DIRECTORS
         Mark E. Speese                            Rent-A-Center Holdings, Inc.
                                                   5700 Tennyson Parkway, Third Floor
                                                   Plano, Texas  75024

         Laurence M. Berg                          Apollo Management, L.P.
                                                   1999 Avenue of the Stars, Suite 1900
                                                   Los Angeles, CA 90067
         CLASS III DIRECTORS
         Andrew S. Jhawar                          Apollo Management, L.P.
                                                   1999 Avenue of the Stars, Suite 1900
                                                   Los Angeles, CA 90067

         J. V. Lentell                             Intrust Bank, N.A.
                                                   105 North Main
                                                   Wichita, Kansas 67201

         At each annual election, the directors chosen to succeed those whose terms then expire shall be of the same class as the directors they succeed, unless, by reason of any intervening changes in the authorized number of directors, the Board shall designate one ore more directorships whose term then expires as directorships of another class in order more nearly to achieve equality of number of directors among the classes.

         Notwithstanding the rule that the three classes shall be as nearly equal in number of directors as possible, in the event of any change in the authorized number of directors, each director then continuing to serve as such shall nevertheless continue as a director of the class of which he is a member until the expiration of his current term, or his prior death, resignation or removal. If any newly created directorship may, consistent with the rule that the three classes shall be as nearly equal in number of directors as possible, be allocated to one or two or more classes, the Board shall allocate it to that of the available classes whose terms of office are due to expire at the earliest date following such allocation.

         Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

         (3) Removal of Directors. No director of the Corporation shall be removed from his office as a director by vote or other action of stockholders or otherwise except for cause. Except as may otherwise be provided by law, cause for removal of a director shall be deemed to exist only if: (i) the director whose removal is proposed has been convicted, or where a director is granted immunity to testify where another has been convicted, of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal; (ii) such director has been found by the affirmative vote of at least a majority of the entire Board of Directors at any regular or special meeting of this Board of Directors called for that purpose or by a court of competent jurisdiction to have been grossly negligent or guilty of misconduct in the performance of his duties to the Corporation in a matter of substantial importance to the Corporation; or (iii) such director has been adjudicated by a court of competent jurisdiction to be mentally incompetent, which mental incompetency directly affects his ability as a director of the Corporation.

         (4) Vacancies. Except as provided in Article Fourth hereof, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

         SIXTH: In the event the Corporation becomes subject to the reporting requirements of the Securities Exchange Act of 1934, no action required to be taken or that may be taken at any annual or special meeting of the stockholders of the Corporation may be taken without a meeting, and the power of stockholders to consent in writing to the taking of any action by written consent is specifically denied, except for action by unanimous written consent, which is expressly allowed. Except as otherwise required by law, special meetings of stockholders of the Corporation may be called only by the Board of Directors of the Corporation pursuant to a resolution approved by a majority of the entire Board of Directors or majority of an entire committee of such Board.

         Notwithstanding any other provision of this Certificate of Incorporation or the Bylaws (and in addition to any other vote that may be required by law, this Certificate of Incorporation or the Bylaws), there shall be required to amend, alter, change or repeal, directly or indirectly, the provisions of paragraphs (2), (3) and (4) of Article Fifth regarding the Board of Directors of the Corporation, and this Article Sixth, regarding special meetings of stockholders and action by written consent, the affirmative vote of the holders of 80% of all voting stock of the Corporation.

         SEVENTH: No director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director involving any act or omission of any such director; provided, however, that the foregoing provisions shall not eliminate or limit the liability of a director (i) for any breach of such director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, as the same exists or as such provision may hereafter be amended, supplemented or replaced, or (iv) for any transactions from which such director derived an improper personal benefit. If the DGCL is amended after the filing of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation, in addition to the personal liability provided herein, shall be limited to the fullest extent permitted by such law, as so amended. Any repeal or modification of this Article Seventh by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

         EIGHTH: The Corporation shall, to the fullest extent permitted by the DGCL or other applicable law, as the same may be amended, supplemented and replaced from time to time, indemnify any and all past, present and future directors and officers of the Corporation from and against any and all costs, expenses (including attorneys' fees), damages, judgments, penalties, fines, punitive damages, excise taxes assessed with respect to an employee benefit plan and amounts paid in settlement in connection with any action, suit or proceeding, whether by or in the right of the Corporation, a class of its security holders or otherwise, in which the director or officer may be involved as a party or otherwise, by reason of the fact that such person was serving as a director, officer, employee or agent of the Corporation.

         NINTH: The Corporation shall have the right, subject to any express provisions or restrictions contained in the Certificate of Incorporation, from time to time to amend this Certificate of Incorporation or any provision thereof in any manner now or hereafter provided by law, and all rights and powers at any time conferred upon the directors or stockholders of the Corporation by this Certificate of Incorporation and Bylaws or any amendment thereof are subject to such right of the Corporation.

         TENTH: The Bylaws of the Corporation may be altered, amended, added to or repealed by the stockholders at any annual or special meeting by the vote of stockholders entitled to cast at least a majority of the votes which all stockholders are entitled to cast (i.e., by the vote of a majority of the outstanding shares entitled to vote), and, except as may be otherwise required by law, the power to alter, amend, add to or repeal the Bylaws is also vested in the Board of Directors (subject always to the power of the stockholders to change such action).

         ELEVENTH: The powers of the incorporator shall terminate upon the filing of this Certificate of Incorporation. The name and mailing address of the incorporator are as follows:

         NAME                             ADDRESS

         Thomas W. Hughes                 c/o Winstead Sechrest & Minick P.C.
                                          5400 Renaissance Tower
                                          1201 Elm Street
                                          Dallas, Texas  75270



                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         EXECUTED as of this 26th day of November, 2002.



                                        /s/ Thomas W. Hughes
                                        -----------------------------------
                                        Thomas W. Hughes, Incorporator

                                    EXHIBIT A

                    CERTIFICATE OF DESIGNATIONS, PREFERENCES
                       AND RELATIVE RIGHTS AND LIMITATIONS
                                       OF
                            SERIES A PREFERRED STOCK
                                       OF
                          RENT-A-CENTER HOLDINGS, INC.

                                   ----------

                             PURSUANT TO SECTION 151
             OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

                                   ----------

         RESOLVED, that pursuant to Paragraph Fourth, Section I of the Certificate of Incorporation, there is hereby authorized such series of preferred stock on the terms and with the provisions herein set forth:

1.       Certain Definitions.

         Unless the context otherwise requires, the terms defined in this
Section 1 shall have, for all purposes of this resolution, the meanings specified (with terms defined in the singular having comparable meanings when used in the plural).

         Affiliate. The term "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person and, in the case of a Person who is an individual, shall include (i) members of such specified Person's immediate family (as defined in Instruction 2 of Item 404(a) of Regulation S-K under the Securities Act) and (ii) trusts, the trustee and all beneficiaries of which are such specified Person or members of such Person's immediate family as determined in accordance with the foregoing clause (i). For the purposes of this definition, control when used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "affiliated," "controlling" and "controlled" have meanings correlative to the foregoing. Notwithstanding the foregoing, the Initial Holders and their Affiliates shall not be deemed Affiliates of the Corporation.

         Change of Control. The term "Change of Control" shall mean the occurrence of any one of the following events: (I) the acquisition after the Initial Issue Date, in one or more transactions, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) by (i) any person or entity (other than any Permitted Holder) or (ii) any group of persons or entities (excluding any Permitted Holders) who constitute a group (within the meaning of Section 13(d)(3) of the Exchange Act), in either case, of any securities of the Corporation such that, as a result of such acquisition, such person, entity or group beneficially owns (within the meaning of Rule 13d-3 under the Exchange
Act), directly or indirectly, 40% or more of the then outstanding voting securities entitled to vote on a regular basis for a majority of the Board of Directors of the Corporation (but only to the extent that such beneficial ownership is not shared with any Permitted Holder who has the power to direct the vote thereof), provided, however, that no such Change of Control shall be deemed to have occurred if (A) the Permitted Holders beneficially own, in the aggregate, at such time, a greater percentage of such voting securities than such other person, entity or group or (B) at the time of such acquisition, the Permitted Holders (or any of them) possess the ability (by contract or otherwise) to elect, or cause the election of, a majority of the members of the Corporation's Board of Directors; (II) the acquisition by any person of all or substantially all of the assets of the Corporation; (III) the determination by the Corporation's Board of Directors to recommend the acceptance of any proposal set forth in a tender offer statement or proxy statement filed by any person with the Securities and Exchange Commission which indicates the intention on the part of that person to acquire, or acceptance of which would otherwise have the effect of that person acquiring, control of the Corporation; or (IV) upon, other than as a result of the death or disability of one or more of the directors within a three-month period, a majority of the members of the Board of Directors of the Corporation for any period of three consecutive months not being persons who (a) had been directors of the Corporation for at least the preceding 24 consecutive months or were elected by the holders of the Series A Preferred Stock, voting separately as a class, or (b) when they initially were elected to the Board of Directors of the Corporation, (x) were nominated (if they were elected by the stockholders) or elected (if they were elected by the directors) with the affirmative concurrence of 66-2/3% of the directors who were Continuing Directors at the time of the nomination or election by the Board of Directors of the Corporation and (y) were not elected as a result of an actual or threatened solicitation of proxies or consents by a person other than the Board or an agreement intended to avoid or settle such a proxy solicitation (the directors described in clauses (a) and (b) of this subsection (IV) being "Continuing Directors"); provided, however, that no Change of Control shall be deemed to have occurred by virtue of any merger of the Corporation with any wholly owned subsidiary of the Corporation or any merger of two wholly owned subsidiaries of the Corporation if, in any such merger, the proportionate ownership interests of the stockholders of the Corporation remain unchanged.

         Common Stock. The term "Common Stock" shall mean the common stock, par value $.01 per share, of the Corporation.

         Conversion Date. The term "Conversion Date" shall have the meaning set forth in Sections 8(c) below, as applicable.

         Conversion Price. The term "Conversion Price" shall have the meaning set forth in Section 8(d) below.

         Convertible Preferred Nominees. The term "Convertible Preferred Nominees" shall have the meaning set forth in Section 4(b)(i) below.

         Convertible Securities. The term "Convertible Securities" shall have the meaning set forth in Section 8(f)(iii).

         Corporation Notice. The term "Corporation Notice" shall have the meaning set forth in Section 5(b)(ii)(A) below.

         Current Market Price. The term "Current Market Price" shall mean the current market price of the Common Stock as computed in accordance with Section 8(f)(xi) below.

         Dividend Payment Date. The term "Dividend Payment Date" shall have the meaning set forth in Section 3(a) below.

         Dividend Rate. The term "Dividend Rate" shall have the meaning set forth in Section 3(a) below.

         Exchange Act. The term "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         Initial Holders. The term "Initial Holders" shall mean those holders of Series A Preferred Stock as of the Initial Issue Date.

         Initial Issue Date. The term "Initial Issue Date" shall mean the date that shares of Series A Preferred Stock are first issued by the Corporation.

         Initial Series A Preferred Shares. The term "Initial Series A Preferred Shares" shall have the meaning set forth in Section 4(b)(i)(B) below.

         IRR. The term "IRR" shall have the meaning set forth in Section 4(c)(ix) below.

         Junior Stock. The term "Junior Stock" shall mean any stock of the Corporation, other than the Common Stock, ranking junior to the Series A Preferred Stock as to dividends and upon liquidation.

         Liquidation. The term "Liquidation" shall mean any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary; provided, that neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation, nor the consolidation or merger of the Corporation with one or more other entities, shall, by itself, be deemed a Liquidation.

         Liquidation Preference Amount. The term "Liquidation Preference Amount" shall mean an amount equal to the sum of (i) $1,000 per share of Series A Preferred Stock, plus (ii) all accrued and unpaid dividends thereon calculated in accordance with Sections 3(a) and 3(b) hereof.

         Permitted Holder. The term "Permitted Holder" shall mean (i) Apollo Investment Fund IV, L.P., Apollo Overseas Partners IV, L.P., or any entity controlled by either of the foregoing or any of the partners of the foregoing,
(ii) an employee benefit plan of the Corporation or any subsidiary of the Corporation, or any participant therein, (iii) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or any of its subsidiaries or (iv) any Permitted Transferee of any of the foregoing persons.

         Permitted Transferee. The term "Permitted Transferee" shall mean, with respect to any Person, (i) any officer, director or partner of, or Person controlling, such Person, (ii) any other

Person that is (x) an Affiliate of the general partner(s), investment manager(s) or investment advisor(s) of such Person, (y) an Affiliate of such Person or a Permitted Transferee of an Affiliate or (z) an investment fund, investment account or investment entity whose investment manager, investment advisor or general partner thereof is such Person or a Permitted Transferee of such Person or (iii) if a Permitted Transferee of a Person set forth in the foregoing clauses (i) and (ii) is an individual, (x) any spouse or issue of such individual, or any trust solely for the benefit of such individual, spouse or issue, and (y) upon such individual's death, any Person to whom Shares are transferred in accordance with the laws of descent and/or testamentary distribution, in each case in a bona fide distribution or other transaction not intended to avoid the provisions of this Agreement.

         Person. The term "Person" shall mean an individual or a corporation, limited liability company, partnership, trust, or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

         Quarterly Dividend Period. The term "Quarterly Dividend Period" shall have the meaning set forth in Section 3(a) below.

         Redemption Date. The term "Redemption Date" shall have the meaning set forth in Section 5(a)(ii) below.

         Redemption Event. A Redemption Event will be deemed to occur at the earliest of (i) the date upon which there is a Change of Control of the Corporation, (ii) the date upon which the Corporation's Common Stock is not listed for trading on a United States national securities exchange or the NASDAQ National Market System, or (iii) the eleventh anniversary of the Initial Issue Date.

         Redemption Percentage. The term "Redemption Percentage" shall have the meaning set forth in Section 5(a)(i) below.

         Redemption Price. The term "Redemption Price" shall have the meaning set forth in Section 5(a)(i) below.

         Repurchase Date. The term "Repurchase Date" shall have the meaning set forth in Section 5(b)(i) below.

         Repurchase Price. The term "Repurchase Price" shall have the meaning set forth in Section 5(b)(i) below.

         Securities Act. The term "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         Series A Preferred Stock. The term "Series A Preferred Stock" shall mean the Series A Preferred Stock authorized hereby.

         Trading Days. The term "Trading Days" shall have the meaning set forth in Section 8(f)(xi) below.

2.       Designation.

         The series of preferred stock authorized hereby shall be designated as the "Series A Convertible Preferred Stock." The number of shares constituting such series shall initially be Four Hundred Thousand (400,000). The par value of the Series A Preferred Stock shall be $.01 per share.

3.       Dividends.

         (a) The holders of the shares of Series A Preferred Stock shall be entitled to receive cumulative quarterly dividends at a dividend rate equal to 3 3/4% per annum (the "DIVIDEND RATE") computed on the basis of $1,000 per share, when and as declared by the Board of Directors of the Corporation, out of funds legally available for the payment of dividends; provided, however, for the five-year period commencing with the Initial Issue Date, payments of dividends may be made, at the election of the Corporation, either (i) in cash or (ii) by issuing a number of additional fully paid and nonassessable shares (and/or fractional shares) of Series A Preferred Stock for each such share (or fractional share) of Series A Preferred Stock then outstanding determined by dividing (x) the dividend then payable on each such share (or fractional share) of Series A Preferred Stock (expressed as a dollar amount) by (y) 1,000. Quarterly dividend periods (each a "QUARTERLY DIVIDEND PERIOD") shall commence on January 1, April 1, July 1 and October 1, in each year, except that the first Quarterly Dividend Period shall commence on the date of issuance of the Series A Preferred Stock, and shall end on and include the day immediately preceding the first day of the next Quarterly Dividend Period. Dividends on the shares of Series A Preferred Stock shall be payable on March 31, June 30, September 30, and December 31 of each year (a "DIVIDEND PAYMENT DATE"), commencing September 30, 1998. Each such dividend shall be paid to the holders of record of the Series A Preferred Stock as they shall appear on the stock register of the Corporation on such record date, not exceeding 45 days nor less than 10 days preceding such Dividend Payment Date, as shall be fixed by the Board of Directors of the Corporation or a duly authorized committee thereof.

         Notwithstanding the foregoing paragraph, (A) for the four Quarterly Dividend Periods commencing with the ninth Quarterly Divided Period following the Initial Issue Date, no dividend shall be paid or accrued for any Quarterly Dividend Period in which the Current Market Price as of the related Dividend Payment Date is equal to or greater than two (2) times the Conversion Price and
(B) for each Quarterly Dividend Period commencing with the thirteenth Quarterly Dividend Period following the Initial Issue Date, no dividend shall be paid or accrued for any Quarterly Dividend Period in which the Current Market Price as of the related Dividend Payment Date is equal to or greater than the Conversion Price accumulated forward to the payment date at a compound annual growth rate of Twenty-Five Percent (25%) per annum compounded quarterly.

         If, on any Dividend Payment Date, the full dividends provided for in this Section 3(a) are not declared or paid to the holders of the Series A Preferred Stock, whether in cash or in additional shares of Series A Preferred Stock, then such dividends shall cumulate, with additional dividends thereon, compounded quarterly, at the dividend rate applicable to the Series A Preferred Stock as provided in this Section 3(a), for each succeeding full Quarterly Dividend Period during which such dividends shall remain unpaid. In the event the Corporation elects to pay dividends in additional shares of Series A Preferred Stock, the Corporation shall on the Dividend Payment Date deliver to the holders certificates representing such shares.

         Notwithstanding anything to the contrary herein, in the event any conversion, redemption or liquidation occurs as of a date other than on a Dividend Payment Date, the holders of Series A Preferred Stock shall be paid a pro rata dividend equal to the dividend payable for that Quarterly Dividend Period multiplied by a fraction, the numerator of which is the number of days that have elapsed since the last Dividend Payment Date and the denominator of which is the number of days in the Quarterly Dividend Period in which the conversion, redemption or liquidation occurs.

         (b) The amount of any dividends accrued on any share of the Series A Preferred Stock on any Dividend Payment Date shall be deemed to be the amount of any unpaid dividends accumulated thereon to and including such Dividend Payment Date, whether or not earned or declared. The amount of dividends accrued on any share of the Series A Preferred Stock on any date other than a Dividend Payment Date shall be deemed to be the sum of (i) the amount of any unpaid dividends accumulated thereon to and including the last preceding Dividend Payment Date, whether or not earned or declared, and (ii) an amount determined by multiplying
(x) the Dividend Rate by (y) a fraction, the numerator of which shall be the number of days from the last preceding Dividend Payment Date to and including the date on which such calculation is made and the denominator of which shall be the full number of days in such Quarterly Dividend Period.

         (c) Immediately prior to authorizing or making any distribution in redemption or liquidation with respect to the Series A Preferred Stock (other than a purchase or acquisition of Series A Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series A Preferred Stock), the Board of Directors shall, to the extent of any funds legally available therefor, declare a dividend in cash on the Series A Preferred Stock payable on the distribution date in an amount equal to any accrued and unpaid dividends on the Series A Preferred Stock as of such date.

4.       Voting Rights.

         (a) Except as otherwise required by law, the shares of Series A Preferred Stock shall be entitled to vote together with the shares of voting Common Stock as one class at all annual and special meetings of stockholders of the Corporation, and to act by written consent in the same manner as the Common Stock, upon the following basis: each holder of Series A Preferred Stock shall be entitled to such number of votes for the Series A Preferred Stock held by the holder on the record date fixed for such meeting, or on the effective date of such written consent, as shall be equal to the number of whole shares of Common Stock into which all of such holder's shares of Series A Preferred Stock are convertible immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.

         (b) (i) The holders of Series A Preferred Stock, voting as a separate class shall have the right to elect such number of directors (the "CONVERTIBLE PREFERRED NOMINEES") of the Corporation as set forth below, in addition to such holders' rights to vote for the election of directors, generally, in accordance with Section 4(a):

                  (A) Subject to Section 4(b)(i) (B) below, the number of Convertible Preferred Nominees shall be two (2). One Convertible Preferred Nominee shall be classified as a Class I Director of the Corporation, and the other Convertible Preferred Nominee shall be classified as a Class II Director of the Corporation. Each of the Finance Committee , the Audit Committee and the Compensation Committee of the Board of Directors shall have one Convertible Preferred Nominee as a member; and, in the event the Corporation establishes an Executive Committee of the Board of Directors, at least one Convertible Preferred Nominee shall be a member of such Executive Committee.

                  (B) At such time as the Initial Holders together with any and all of their Permitted Transferees cease to hold in aggregate 50% or more of the number of the Initial Series A Preferred Shares, the holders of Series A Preferred Stock shall be entitled to elect one Convertible Preferred Nominee under this Certificate; and, at such time as the Initial Holders cease to hold in aggregate 10 % or more of the number of the Initial Series A Preferred Shares, the holders of Series A Preferred Stock shall no longer be entitled to elect any Convertible Preferred Nominees under this Certificate.

               (ii) The holders of the Series A Preferred Stock may exercise any right under Section 4(b)(i) to elect directors at a special meeting of the holders of the Series A Preferred Stock, at an annual meeting of the stockholders of the Corporation held for the purpose of electing directors, and in each written consent executed in lieu of any such meetings.

               (iii) A director elected in accordance with Section 4(b)(i) will serve until the next annual meeting of stockholders of the Corporation at which other directors of the Corporation of the same class shall be elected and until his or her successor is elected and qualified by the holders of the Series A Preferred Stock, except as otherwise provided in the Corporation's Certificate of Incorporation or Bylaws.

               (iv) Notwithstanding anything to the contrary contained herein, the provisions of this Section 4(b) shall inure only to the benefit of the Initial Holders and their Permitted Transferees, and any shares of Series A Preferred Stock subsequently transferred by the Initial Holders to any Person other than one of their Permitted Transferees shall not be entitled to the benefits of this Section 4(b).

         (c) While any shares of Series A Preferred Stock are outstanding, the Corporation will not, directly or indirectly, including through a merger or consolidation with any other corporation or otherwise, without approval of holders of at least a majority of the outstanding shares of Series A Preferred Stock, voting separately as a class, (i) increase the number of authorized shares of Series A Preferred Stock or authorize the issuance or issue of any shares of Series A Preferred Stock other than to existing holders of Series A Preferred Stock, (ii) issue any new class or series of equity security, (iii) amend, alter or repeal, in any manner whatsoever, the designations, preferences and relative rights and limitations and restrictions of the Series A Preferred Stock; (iv) amend, alter or repeal any of the provisions of the Certificate of Incorporation or Bylaws of the Corporation in a manner that would negatively impact the holders of the Series A Preferred Stock, including (but not limited to) any amendment that is in conflict with the approval rights set forth in this
Section 4; (v) directly or indirectly, redeem, purchase or otherwise acquire for value (including through an exchange), or set apart money or other property for any mandatory purchase or other analogous fund for the redemption, purchase or acquisition of any shares of Common Stock or Junior Stock, except for the repurchase by the Corporation of up to $25,000,000 in Common Stock from
J. Ernest Talley, declare or pay any dividend or make any distribution (whether in cash, shares of capital stock of the Corporation, or other property) on shares of Common Stock or Junior Stock; (vi) cause the number of directors of the Corporation to be greater than seven (7); (vii) enter into any agreement or arrangement with or for the benefit of any Person who is an Affiliate of the Corporation with a value in excess of $5 million in a single transaction or a series of related transactions; (viii) effect a voluntary liquidation, dissolution or winding up of the Corporation; (ix) sell or agree to sell all or substantially all of the assets of the Corporation, unless such transaction (1) occurs after the fourth anniversary of the Initial Issue Date, (2) is a sale for cash and (3) results in an internal rate of return ("IRR") of 30% compounded quarterly or greater to the holder of the Series A Preferred Stock with respect to each share of Series A Preferred Stock issued on the Initial Issue Date; or
(x) enter into any merger or consolidation or other business combination involving the Corporation (except a merger of a wholly-owned subsidiary of the Corporation into the Corporation in which the Corporation's capitalization is unchanged as a result of such merger) unless such transaction (1) occurs after the fourth anniversary of the Initial Issue Date, (2) is for cash and (3) results in an IRR of 30% compounded quarterly or greater to the holder of the Series A Preferred Stock with respect to each share of Series A Preferred Stock issued on the Initial Issue Date.

         (d) While any shares of Series A Preferred Stock are outstanding, the Corporation will not, directly or indirectly, without the majority affirmative vote of the Finance Committee, issue debt securities of the Corporation with a value in excess of $10 million (including any refinancing of existing indebtedness).

         (e) While any shares of Series A Preferred Stock are outstanding, the Corporation will not, directly or indirectly, without the unanimous affirmative vote of the Finance Committee, issue equity securities of the Corporation with a value in excess of $10 million (including any refinancing of existing indebtedness); provided, however, that the following equity issuances shall require only a majority affirmative vote of the Finance Committee: (A) a Common Stock offering within 24 months of the Initial Issue Date that is equal to or less than $75 million of gross proceeds to the Corporation and the selling price is equal to or greater than the Conversion Price, (B) a Common Stock offering in which the selling price (1) at any time prior to the third anniversary of the Initial Issue Date is equal to or greater than two times the Conversion Price and (2) thereafter, equal to or greater than the price that would imply a 25% or greater IRR compounded quarterly on the Conversion Price and (C) an issuance of equity in connection with an acquisition if the issuance is equal to or less than 10% of the outstanding Common Stock (calculated post-issuance of such shares of Common Stock).

5.       Redemption.

         (a)      Optional Redemption.

                  (i)      Optional Redemption by the Corporation.

                    (A) The Series A Preferred Stock may not be redeemed, in whole or in part, at the election of the Corporation prior to the fourth anniversary of the Initial Issue Date. The Corporation by resolution of its Board of Directors may redeem the Series A Preferred Stock, in whole or in part, at any time after the fourth anniversary of the Initial Issue Date. The redemption price per share (the "REDEMPTION PRICE") for such shares of Series A Preferred Stock so redeemed shall equal 105% of the Liquidation Preference Amount on the Redemption Date (as defined below).

                    (B) Notwithstanding the forgoing Section 5(a)(i)(A), an Initial Holder shall be entitled to reserve from redemption by the Corporation pursuant to Section 5(a)(i)(A) one share of the Series A Preferred Stock until such time as the Initial Holders and their Permitted Transferees collectively shall own less than 33 1/3% of the Shares issued to the Initial Holders on the Initial Issuance Date as defined below. For the purposes of this Section 5(a)(i)(B), "SHARES" shall mean shares of the Common Stock and the Series A Preferred Stock, and the preceding percentage shall be calculated as if each of the Shares had been exchanged or converted into shares of Common Stock immediately prior to each such calculation regardless of the existence of any restrictions on such exchange or conversion.

                    (C) In the event that at any time less than all of the Series A Preferred Stock outstanding is to be redeemed, the shares to be redeemed will be selected pro rata. Notwithstanding anything to the contrary, the Corporation may not redeem less than all of the Series A Preferred Stock outstanding unless all accrued and unpaid dividends have been paid on all then outstanding shares of Series A Preferred Stock.

                  (ii) Notice of Redemption. Notice of any redemption pursuant to this Section 5(a) shall be mailed, postage prepaid, at least 30 days but not more than 60 days prior to the date of redemption specified in such notice (the "REDEMPTION DATE") to each holder of record of the Series A Preferred Stock to be redeemed at its address as the same shall appear on the stock register of the Corporation. Each such notice shall state: (A) the Redemption Date, (B) the place or places where certificates for such shares of Series A Preferred Stock are to be surrendered for payment, (C) the Redemption Price and (D) that unless the Corporation defaults in making the redemption payment, dividends on the shares of Series A Preferred Stock called for redemption shall cease to accrue on and after the Redemption Date. If less than all the shares of the Series A Preferred Stock owned by such holder are then to be redeemed, such notice shall also specify the number of shares thereof which are to be redeemed and the numbers of the certificates representing such shares.

                  (iii) No Preclusion of Conversion. Nothing in this Section 5(a) shall be construed to preclude a holder of Series A Preferred Stock from converting any or all of its shares of Series A Preferred Stock in accordance with Section 8 at any time prior to the Redemption Date.

         (b)      Mandatory Redemption.

                  (i) Right to Require Redemption. If at any time there shall occur any Redemption Event of the Corporation, then each holder of Series A Preferred Stock shall have the right, at such holder's option, to require the Corporation to redeem, and upon the exercise of such right the Corporation shall redeem, all or any part of such holder's Series A Preferred Stock on the date (the "REPURCHASE DATE") that is 45 days after the date of the Corporation Notice (as defined below). The redemption price per share (the "REPURCHASE PRICE") for such shares of Series A Preferred Stock so redeemed shall equal the Liquidation Preference Amount on the Repurchase Date.

                  (ii) Notices; Method of Exercising Redemption Right, etc.

                    (A) Unless the Corporation shall have theretofore called for redemption all the Series A Preferred Stock then outstanding pursuant to Section 5(a) hereof, within 15 days after the occurrence of a Redemption Event, the Corporation shall mail to all holders of record of the Series A Preferred Stock a notice (the "CORPORATION NOTICE") of the occurrence of the Redemption Event and of the redemption right set forth herein arising as a result thereof. Each Corporation Notice of a redemption right shall state: (I) the Repurchase Date;
(II) the date by which the redemption right must be exercised; (III) the Repurchase Price; (IV) a description of the procedure which a holder must follow to exercise a redemption right including a form of the irrevocable written notice referred to in Section 5(b)(ii)(B) hereof; and (V) the place or places where such Series A Preferred Stock may be surrendered for redemption.

                  No failure of the Corporation to give the foregoing notices or any defect therein shall limit any holder's right to exercise a redemption right or affect the validity of the proceedings for the redemption of Series A Preferred Stock.

                    (B) To exercise a redemption right, a holder must deliver to the Corporation on or before the 15th day after the date of the Corporation Notice (i) irrevocable written notice of the holder's exercise of such rights, which notice shall set forth the name of the holder, the amount of the Series A Preferred Stock to be redeemed, a statement that an election to exercise the redemption right is being made thereby, and (ii) the Series A Preferred Stock with respect to which the redemption right is being exercised, duly endorsed for transfer to the Corporation. Such written notice shall be irrevocable. Subject to the provisions of paragraph (D) below, Series A Preferred Stock surrendered for redemption together with such irrevocable written notice shall cease to be convertible from the date of delivery of such notice. If the Repurchase Date falls after the record date and before the following Dividend Payment Date, any Series A Preferred Stock to be redeemed must be accompanied by payment of an amount equal to the dividends thereon which the registered holder thereof is to receive on such Dividend Payment Date, and, notwithstanding such redemption, such dividend payment will be made by the Corporation to the registered holder thereof on the applicable record date; provided that any quarterly payment of dividends becoming due on the Repurchase Date shall be payable to the holders of such Series A Preferred Stock registered as such on the relevant record date subject to the terms of Section 3(b) hereof.

                    (C) In the event a redemption right shall be exercised in accordance with the terms hereof, the Corporation shall pay or cause to be paid the Repurchase Price in cash, to the holder on the Repurchase Date.

                    (D) If any Series A Preferred Stock surrendered for redemption shall not be so redeemed on the Repurchase Date, such Series A Preferred Stock shall be convertible at any time from the Repurchase Date until redeemed and, until redeemed, continue to accrue dividends to the extent permitted by applicable law from the Repurchase Date at the same rate borne by such Series A Preferred Stock. The Corporation shall pay to the holder of such Series A Preferred Stock the additional amounts arising from this Section 5(b)(ii)(D) hereof at the time that it pays the Repurchase Price, and if applicable such Series A Preferred Stock shall remain convertible into Common Stock until the Repurchase Price plus any additional amounts owing on such Series A Preferred Stock shall have been paid or duly provided for.

                    (E) Any Series A Preferred Stock which is to be redeemed only in part shall be surrendered at any office or agency of the Corporation designated for that purpose pursuant to Section 5(b)(ii)(A)(V) hereof and the Corporation shall execute and deliver to the holder of such Series A Preferred Stock without service charge, a new certificate or certificates representing the Series A Preferred Stock, of any authorized denomination as requested by such holder, in aggregate amount equal to and in exchange for the unredeemed portion of the Series A Preferred Stock so surrendered.

6.       Priority.

         (a) Priority as to Dividends. Holders of shares of the Series A Preferred Stock shall be entitled to receive the dividends provided for in
Section 3 hereof in preference to and in priority over any dividends upon any Junior Stock or Common Stock.

7.       Liquidation Preference.

         (a) In the event of any Liquidation, holders of the Series A Preferred Stock will be entitled to receive out of the assets of the Corporation whether such assets are capital or surplus and whether or not any dividends as such are declared, the Liquidation Preference Amount to the date fixed for distribution, and no more, before any distribution shall be made to the holders of Junior Stock or Common Stock with respect to the distribution of assets. If the assets of the Corporation are not sufficient to pay in full the Liquidation Preference Amount to the holders of outstanding shares of the Series A Preferred Stock, then the holders of all such shares shall share ratably in such distribution of assets in accordance with the amount which would be otherwise payable on such distribution to the holders of Series A Preferred Stock were such Liquidation Preference Amount paid in full. Except as provided, in this Section 7(a), in the event of any Liquidation of the Corporation, the holders of shares of Series A Preferred Stock shall not be entitled to any additional payments.

         (b) The consolidation or merger of the Corporation with or into such corporation or corporations shall not itself be deemed to be a Liquidation of the Corporation within the meaning of this Section 7.

         (c) Written notice of any Liquidation of the Corporation, stating a payment date and the place where the distributive amounts shall be payable, shall be given by mail, postage prepaid, not less than 30 days prior to the payment date stated therein, to the holders of record of the Series A Preferred Stock at their respective addresses as the same shall appear on the books of the Corporation.

8.       Conversion.

         (a) Each share of Series A Preferred Stock shall be convertible at any time and from time to time, at the option of the holder thereof into validly issued, fully paid and nonassessable shares of Common Stock, in an amount determined in accordance with Section 8(d) below.

         (b) Immediately following the conversion of Series A Preferred Stock into Common Stock on the Conversion Date (i) such converted shares of Series A Preferred Stock shall be deemed no longer outstanding and (ii) the Persons entitled to receive the Common Stock upon the conversion of such converted Series A Preferred Stock shall be treated for all purposes as having become the owners of record of such Common Stock. Upon the issuance of shares of Common Stock upon conversion of Series A Preferred Stock pursuant to this Section 8, such shares of Common Stock shall be deemed to be duly authorized, validly issued, fully paid and nonassessable. Notwithstanding anything to the contrary in this Section 8, any holder of Series A Preferred Stock may convert shares of such Series A Preferred Stock into Common Stock in accordance with Section 8 on a conditional basis, such that such conversion will not take effect unless conditions set forth in Section 8(c) are satisfied, and the Corporation shall make such arrangements as may be necessary or appropriate to allow such conditional conversion and to enable the holder to satisfy such other conditions.

         (c) To convert Series A Preferred Stock into Common Stock at the option of the holder pursuant to Section 8(a), a holder must give written notice to the Corporation at its principal office that such holder elects to convert Series A Preferred Stock into Common Stock, and the number of shares to be converted. Such conversion, to the extent permitted by law, regulation, rule or other requirement of any governmental authority (collectively, "LAWS") and the provisions hereof, including but not limited to Section 5(a)(iii), shall be deemed to have been effected as of the close of business on the date on which the holder delivers such notice to the Corporation (such date is referred to herein as the "CONVERSION DATE" for purposes of any conversion of Series A Preferred Stock pursuant to Section 8(a)). Promptly thereafter the holder shall
(i) surrender the certificate or certificates evidencing the shares of Series A Preferred Stock to be converted, duly endorsed in a form reasonably satisfactory to the Corporation, at the office of the Corporation or of the transfer agent for the Series A Preferred Stock, (ii) state in writing the name or names in which the certificate or certificates for shares of Common Stock are to be issued, (iii) provide evidence reasonably satisfactory to the Corporation that such holder has satisfied any conditions, contained in any agreement or any legend on the certificates representing the Series A Preferred Stock, relating to the transfer thereof, if shares of Common Stock are to be issued in a name or names other than the holder's, and (iv) pay any transfer or similar tax if required as provided in Section 8(k) below. As soon as practical following receipt of the foregoing, the Corporation shall deliver to such former holder of Series A Preferred Stock, a certificate representing the shares of Common Stock issued upon the conversion, together with a new certificate representing the unconverted portion, if any, of the shares of Series A Preferred Stock formerly represented by the certificate or certificates surrendered for conversion.

         (d) For the purposes of the conversion of Series A Preferred Stock into Common Stock pursuant to Section 8(a), each share of Series A Preferred Stock shall be convertible into the number of shares of Common Stock equal to the Liquidation Preference Amount divided by the Conversion Price in effect on the Conversion Date. The number of full shares of Common Stock issuable to a single holder upon conversion of the Series A Preferred Stock shall be based on the aggregate Liquidation Preference Amount of all shares of Series A Preferred Stock owned by such holder. The Conversion Price initially shall equal $27.935. In order to prevent dilution of the conversion rights granted hereunder, the Conversion Price shall be subject to adjustment from time to time in accordance with Sections 8(f) and 8(i) below.

         (e) If the Corporation shall at any time subdivide, by stock split, reclassification or otherwise, the outstanding shares of Common Stock or shall issue a dividend on its outstanding Common Stock payable in capital stock, the Conversion Price in effect immediately prior to such subdivision or the issuance of such dividend shall be proportionately decreased, and in case the Corporation shall at any time combine, by stock split, reclassification or otherwise, the outstanding shares of Common Stock, the Conversion Price in effect immediately prior to such combination shall be proportionately increased, effective at the close of business on the date of such subdivision, dividend, combination or other event, as the case may be.

         (f) The number of shares issuable upon conversion and the Conversion Price (and each component thereof) are subject to adjustment by the Corporation from time to time upon the occurrence of the events enumerated in this Section 8.

               (i) Changes in Capital Stock.

                    (A) If the Corporation (i) pays a dividend or makes a distribution on its Common Stock in shares of its Common Stock, (ii) subdivides its outstanding shares of Common Stock into a greater number of shares, (iii) combines its outstanding shares of Common Stock into a smaller number of shares,
(iv) makes a distribution on its Common Stock in shares of its capital stock other than Common Stock or (v) issues by reclassification of its Common Stock any shares of its capital stock, then the Conversion Price (and each component thereof) in effect immediately prior to such action shall be proportionately adjusted so that each holder of shares of Series A Preferred Stock may receive the aggregate number and kind of shares of capital stock of the Corporation which such holder would have owned immediately following such action if such holder had converted all of his shares of Series A Preferred Stock into Common Stock immediately prior to such action.

                    (B) The adjustment shall become effective immediately after the record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, combination or reclassification.

                    (C) If after an adjustment a holder of shares of Series A Preferred Stock upon conversion may receive shares of two or more classes of capital stock of the Corporation, the Corporation shall determine the allocation of the adjusted Conversion Price between the classes of capital stock. After such allocation, the conversion privilege and the Conversion Price of each class of capital stock shall thereafter be subject to adjustment on terms comparable to those applicable to Common Stock in this Section 8(f)(i).

                    (D) Any adjustments made pursuant to this Section 8(f)(i) shall be made successively.

               (ii) Common Stock Issue.

                    (A) If the Corporation issues any additional shares of Common Stock for a consideration per share less than the Current Market Price (as hereinafter defined) on the date the Corporation fixes the offering price of such additional shares, the Conversion Price shall be adjusted as set forth below, such that a holder of shares of Series A Preferred Stock, upon conversion of his shares of Series A Preferred Stock into shares of Common Stock, shall have the right to receive that number of shares of Common Stock which, after giving effect to the following adjustment, such holder would receive if such holder elected to convert his shares of Series A Preferred Stock into Common Stock. The Conversion Price shall be adjusted to the number determined by multiplying the Conversion Price in effect immediately prior to such issuance or sale by a fraction, the numerator of which shall be the sum of (i) the number of shares of Common Stock outstanding immediately prior to the issuance or sale of such additional shares of Common Stock plus (ii) the number of such additional shares which the aggregate consideration received (or by express provision hereof deemed to have been received) by the Corporation for such additional shares so issued or sold would purchase at a consideration per share equal to the Current Market Price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately after the issuance or sale of such additional shares of Common Stock. For the purposes of this Section 8(f)(ii), the date as of which the Current Market Price shall be determined shall be the date of the actual issuance or sale of such shares.

                    (B) The adjustment shall be made successively whenever any such issuance is made, and shall become effective immediately after such issuance.

                    (C) This Section 8(f)(ii) does not apply to: (i) any of the transactions described in Section 8(f)(iii) and 8(f)(iv); (ii) the conversion of the shares of Series A Preferred Stock; and (iii) any shares issued under the Amended and Restated Rent-A-Center, Inc. Long-Term Incentive Plan, and any other such plans adopted by the Board of Directors.

               (iii) Rights Issue.

                    (A) If the Corporation issues or sells any warrants or options or other rights entitling the holders of Common Stock to subscribe for or purchase either any additional shares of Common Stock or evidences of indebtedness, shares of stock or other securities which are convertible into or exchangeable, with or without payment of additional consideration in cash or property, for additional shares of Common Stock (such convertible or exchangeable evidence of indebtedness, shares of stock or other securities hereinafter being called "CONVERTIBLE SECURITIES"), and the consideration per share for which additional shares of Common Stock may at any time thereafter be issuable pursuant to such warrants, options or other rights or pursuant to the terms of such Convertible Securities (when added to the consideration per share of Common Stock, if any, received for such warrants, options or other rights), shall be less than the Current Market Price at the time of the issuance of the warrants, options or other rights, then the Conversion Price shall be adjusted as provided below, such that a holder of shares of the Series A Preferred Stock, upon conversion of his shares of Series A Preferred Stock into shares of Common Stock, shall have the right to receive that number of shares of Common Stock which, after giving effect to the following adjustment, such holder would receive if such holder elected to convert his shares of Series A Preferred Stock into Common Stock. The Conversion Price shall be adjusted to the number determined by multiplying the current Conversion Price by a fraction, (A) the numerator of which shall be the sum of
(i) the number of shares of Common Stock outstanding on the record date plus
(ii) the quotient of (x) the number of additional shares of Common Stock covered by such warrants, options or rights, multiplied by the sales price per share of additional shares covered by such warrants, options or other rights, divided by
(y) the Current Market Price per share of Common Stock on the record date, and
(B) the denominator of which shall be the sum of (i) the number of shares of Common Stock outstanding on the record date and (ii) the number of additional shares of Common Stock covered by such warrants, options or other rights. For purposes of this Section 8(f)(iii), the foregoing adjustment shall be made on the basis that (i) the maximum number of additional shares of Common Stock issuable pursuant to all such warrants, options or other rights or necessary to effect the conversion or exchange of all such Convertible Securities shall be deemed to have been issued and (ii) the aggregate consideration for such maximum number of additional shares shall be deemed to be the minimum consideration received and receivable by the Corporation for the issuance of such additional shares (plus the consideration, if any, received for such warrants, options or other rights) pursuant to such warrants, options or other rights or pursuant to the terms of such Convertible Securities.

                    (B) The adjustment shall be made successively whenever any such warrants, options or other rights are issued and shall become effective immediately after the record date for the determination of shareholders entitled to receive the warrants, options or other rights.

                    (C) This Section 8(f)(iii) does not apply to: (i) the conversion of the shares of Series A Preferred Stock; and (ii) any shares issued under the Amended and Restated Rent-A-Center, Inc. Long-Term Incentive Plan, and any other such plans adopted by the Board of Directors.

               (iv) Convertible Securities Issue.

                    (A) If the Corporation issues Convertible Securities (other than securities issued in transactions described in Section 8(f)(iii)) and the consideration per share for which additional shares of Common Stock may at any time thereafter be issuable pursuant to the terms of such Convertible Securities is less than the Current Market Price on the date of issuance of such securities, the Conversion Price shall be adjusted as provided below, such that a holder of shares of Series A Preferred Stock, upon conversion of his shares of Series A Preferred Stock into shares of Common Stock, shall have the right to receive that number of shares of Common Stock which, after giving effect to the following formula, such holder would receive if such holder elected to convert his shares of Series A Preferred Stock into Common Stock. The

Conversion Price shall be adjusted to the number determined by multiplying the current Conversion Price by a fraction, (A) the numerator of which shall be the sum of (i) the number of shares of Common Stock outstanding immediately prior to the issuance of such securities and (ii) the quotient of (x) the aggregate consideration received for the issuance of such securities, divided by (y) the Current Market Price per share on the date of issuance of such securities and
(B) the denominator of which shall be the sum of (i) the number of shares of Common Stock outstanding immediately prior to the issuance of such securities and (ii) the maximum number of shares deliverable upon conversion or in exchange for such securities at the initial conversion or exchange rate. The adjustment shall be made on the basis that (i) the maximum number of additional shares of Common Stock necessary to effect the conversion or exchange of all such Convertible Securities shall be deemed to have been issued and (ii) the aggregate consideration for such maximum number of additional shares of Common Stock shall be deemed to be the minimum consideration received and receivable by the Corporation for the issuance of such additional shares pursuant to the terms of such Convertible Securities. No adjustment of the Conversion Price shall be made under this Section 8(f)(iv) upon the issuance of any Convertible Securities which are issued pursuant to the exercise of any warrants or other subscription or purchase rights therefor, if such adjustment shall previously have been made upon the issuance of such warrants or other rights pursuant to Section 8(f)(iii).

                    (B) The adjustment shall be made successively whenever any such issuance is made, and shall become effective immediately after such issuance.

                    (C) This Section 8(f)(iv) does not apply to: (i) the conversion of the shares of Series A Preferred Stock and (ii) any shares issued under the Amended and Restated Rent-A-Center, Inc. Long-Term Incentive Plan, and any other such plans adopted by the Board of Directors.

               (v) Conversion Price Date. For purposes of Sections 8(f)(iii) and 8(f)(iv), the date as of which the Conversion Price shall be computed shall be the earliest of (i) the date on which the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive any warrants or other rights referred to in Section 8(f)(iii) or to receive any Convertible Securities, (ii) the date on which the Corporation shall enter into a firm contract for the issuance of such warrants or other rights or Convertible Securities or (iii) the date of the actual issuance of such warrants or other rights or Convertible Securities.

               (vi) No Compound Adjustment. No adjustment of the Conversion Price shall be made under Section 8(f)(ii) upon the issuance of any additional shares of Common Stock which are issued pursuant to the exercise of any warrants or other subscription or purchase rights or pursuant to the exercise of any conversion or exchange rights in any Convertible Securities, if such adjustment shall previously have been made upon the issuance of such warrants or other rights or upon the issuance of such Convertible Securities (or upon the issuance of any warrants or other rights therefor), pursuant to Sections 8(f)(iii).

               (vii) Readjustment. If any warrants or other rights (or any portions thereof) which shall have given rise to an adjustment pursuant to
Section 8(f)(iii) or conversion rights pursuant to Convertible Securities which shall have given rise to an adjustment pursuant to Section 8(f)(iv) shall have expired or terminated without the exercise thereof and/or if by reason of the terms of such warrants or other rights or Convertible Securities there shall have been an increase or increases, with the passage of time otherwise, in the price payable upon the exercise or conversion thereof, then the Conversion Price hereunder shall be readjusted (but to no greater extent than originally adjusted), taking into account all transactions described in Sections 8(f)(i) through 8(f)(iv) hereof that have occurred in the interim, on the basis of (i) eliminating from the computation any additional shares of Common Stock corresponding to such warrants or other rights or conversion rights as shall have expired or terminated, (ii) treating the additional shares of Common Stock, if any, actually issued or issuable pursuant to the previous exercise of such warrants or other rights or of conversion rights pursuant to any Convertible Securities as having been issued for the consideration actually received and receivable therefor and (iii) treating any of such warrants or other rights or conversion rights pursuant to any Convertible Securities which remain outstanding as being subject to exercise or conversion on the basis of such exercise or Conversion Price as shall be in effect at the time; provided, however, that any consideration which was actually received by the Corporation in connection with the issuance or sale of such warrants or other rights shall form part of the readjustment computation even though such warrants or other rights shall have expired or terminated without the exercise thereof.

               (viii) Consideration Received. To the extent that any additional shares of Common Stock, any warrants, options or other rights to subscribe for or purchase any additional shares of Common Stock, or any Convertible Securities shall be issued for cash consideration, the consideration received by the Corporation therefor shall be deemed to be the amount of the cash received by the Corporation therefor, or, if such additional shares, warrants, options or other rights or Convertible Securities are sold to underwriters or dealers for public offering without a subscription offering, the initial public offering price, in any such case excluding any amounts paid or receivable for accrued interest or accrued dividends and without deduction of any compensation, discounts or expenses paid or incurred by the Corporation for and in the underwriting of, or otherwise in connection with, the issuance thereof. If and to the extent that such issuance shall be for a consideration other than cash, then, except as herein otherwise expressly provided, the amount of such consideration shall be deemed to be the fair value of such consideration at the time of such issuance as determined by the Board of Directors of the Corporation. If additional shares of Common Stock shall be issued as part of a unit with warrants or other rights, then the amount of consideration for the warrant or other right shall be deemed to be the amount determined at the time of issuance by the Board of Directors of the Corporation. If the Board of Directors of the Corporation shall not make any such determination, the consideration for the warrant, option or other right shall be deemed to be zero.

               (ix) Other Conversions. If a state of facts shall occur which, without being specifically controlled by the provisions of this Section 8, would not fairly protect the conversion rights of the holders of shares of Series A Preferred Stock in accordance with the essential intent and principles of such provisions, then the Board of Directors of the Corporation shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so to protect such conversion rights.

               (x) De Minimis Adjustment. Anything herein to the contrary notwithstanding, no adjustment in the Conversion Price shall be required unless such adjustment, either by itself or with other adjustments not previously made, would require a change of at least one percent (1%) in the Conversion Price; provided, however, that any adjustment which by reason of this Section 8(f)(x) is not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 8 shall be made to the nearest one-tenth of a cent ($.001) (rounded to the nearest cent ($.01) with respect to any monetary amount to be actually paid) or to the nearest one hundredth (0.01) of a share, as the case may be.

               (xi) Current Market Price. For the purpose of any computation hereunder, the "CURRENT MARKET PRICE" on any date will be the average of the last reported sale prices per share (the "QUOTED PRICE") of the Common Stock on each of the fifteen consecutive Trading Days (as defined below) preceding the date of the computation. The Quoted Price of the Common Stock on each day will be (A) the last reported sales price of the Common Stock on the principal stock exchange on which the Common Stock is listed, or (B) if the Common Stock is not listed on a stock exchange, the last reported sales price of the Common Stock on the principal automated securities price quotation system on which sale prices of the Common Stock are reported, or (C) if the Common Stock is not listed on a stock exchange and sale prices of the Common Stock are not reported on an automated quotation system, the mean of the high bid and low asked price quotations for the Common Stock as reported by National Quotation Bureau Incorporated if at least two securities dealers have inserted both bid and asked quotations for the Common Stock on a day will be the Quoted Price of the Common Stock on that day as determined by a member firm of the New York Stock Exchange, Inc. selected by the Board of Directors. If no two securities dealers have inserted such bid and ask quotations, or such Quoted Prices otherwise are not available, the Current Market Price means the fair market value of the Common Stock as of the date prior to the date on which the Current Market Price is determined, which such fair market value shall be determined by the Board of Directors of the Corporation. As used with regard to the Series A Preferred Stock, the term "TRADING DAY" means (x) if the Common Stock is listed on at least one stock exchange, a day on which there is trading on the principal stock exchange on which the Common Stock is listed, (y) if the Common Stock is not listed on a stock exchange, but sale prices of the Common Stock are reported on an automated quotation system, a day on which trading is reported on the principal automated quotation system on which sales of the Common Stock are reported, or (z) if the Common Stock is not listed on a stock exchange and sale prices of the Common Stock are not reported on an automated quotation system, a day on which quotations are reported by National Quotation Bureau Incorporated.

         (g) No fractional shares of Common Stock shall be issued upon the conversion of Series A Preferred Stock. If any fractional interest in a share of Common Stock would, except for the provisions of this subparagraph (g), be deliverable upon the conversion of any Series A Preferred Stock, the Corporation shall, in lieu of delivering the fractional share therefor, adjust such fractional interest by payment to the holder of such converted Series A Preferred Stock of an amount in cash equal (computed to the nearest cent) to the Current Market Price of such fractional interest as of the end of the Corporation's last fiscal year as determined in good faith in the sole discretion of the Board of Directors of the Corporation.

         (h) Whenever the Conversion Price is adjusted, as herein provided, the Corporation shall promptly mail a notice of the adjustment to holders of Series A Preferred Stock by first class mail. The Corporation shall forthwith maintain at its principal executive office and file with the transfer agent, if any, for Series A Preferred Stock, a statement, signed by the Chairman of the Board, or the President, or a Vice President of the Corporation and by its chief financial officer or an Assistant Treasurer, showing in reasonable detail the facts requiring such adjustment and the Conversion Price after such adjustment. Such transfer agent shall be under no duty or responsibility with respect to any such statement except to exhibit the same from time to time to any holder of Series A Preferred Stock desiring an inspection thereof.

         (i) If there shall occur any capital reorganization or any reclassification of the capital stock of the Corporation, consolidation or merger of the Corporation with or into another entity, or the conveyance of all or substantially all of the assets of the Corporation to another person or entity, each share of Series A Preferred Stock shall thereafter be convertible into the number of shares or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Series A Preferred Stock would have been entitled upon such reorganization, reclassification, consolidation, merger or conveyance; and, in any such case, appropriate adjustment (as determined in good faith in the sole discretion of the Board of Directors of the Corporation) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Series A Preferred Stock, to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the Conversion Price) shall be applicable, as nearly as reasonably may be, in relation to any shares or other property thereafter deliverable upon the conversion of the Series A Preferred Stock.

         (j) The Corporation shall at all times reserve and keep available, out of its authorized but unissued shares of Common Stock or treasury shares thereof, solely for the purpose of issuance upon the conversion of Series A Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all Series A Preferred Stock from time to time outstanding. The Corporation shall from time to time, in accordance with the laws of the State of Delaware, increase the authorized amount of its Common Stock if at any time the authorized number of shares of Common Stock remaining unissued shall not be sufficient to permit the conversion of all of the Series A Preferred Stock at the time outstanding.

         (k) The Corporation shall pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of Common Stock upon conversion of the Series A Preferred Stock into Common Stock. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of any security in a name other than that in which the Series A Preferred Stock so converted was registered, and no such issue or delivery shall be made unless and until the person requested such issue has paid to the Corporation the amount of any such tax, or has established to the satisfaction of the Corporation that such tax has been paid.

9.       Exclusion of Other Rights.

         Except as otherwise required by law, shares of Series A Preferred Stock shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth in this Certificate of Designations (as such Certificate may be amended from time to time) and in the Certificate of Incorporation. No shares of Series A Preferred Stock shall have any rights of preemption or subscription whatsoever as to any securities of the Corporation, except as expressly provided in any written agreement among the Corporation and any holder or holders of Series A Preferred Stock.

10.      Reissuance of Preferred Stock.

         Shares of Series A Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged, shall (upon compliance with any applicable provisions of the General Corporation Law of the State of Delaware) be canceled and shall not be reissued.

11.      Headings of Subdivisions.

         The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

12.      Severability of Provisions.

         If any right, preference or limitation of the Series A Preferred Stock set forth in this Certificate of Designations for the Series A Preferred Stock (as such Certificate may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule or law or public policy, all other rights, preferences and limitations set forth in this Certificate of Designations (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

13.      Notice.

         All notices and other communications required or permitted to be given to the Corporation hereunder shall be made by hand delivery or registered or certified mail, return receipt requested, to the Corporation at its principal executive offices (currently located on the date of the adoption of this Certificate of Designations at 5700 Tennyson Parkway, Third Floor, Plano, Texas 75024, Attention: Secretary. Minor imperfections in any such notice shall not affect the validity thereof.

                       CERTIFICATE OF OWNERSHIP AND MERGER
                                       OF
                         RENT-A-CENTER MERGER SUB, INC.
                                  WITH AND INTO
                          RENT-A-CENTER HOLDINGS, INC.


         Pursuant to Section 253 of the Delaware General Corporation Law (the "DGCL"), Rent-A-Center Holdings, Inc., a corporation organized and existing under and by virtue of the DGCL (the "CORPORATION"), does hereby certify that:

         FIRST: The Corporation owns all of the outstanding shares of Common Stock, par value $1.00 per share, of Rent-A-Center Merger Sub, Inc., a Delaware corporation ("MERGER SUB"), being the only class of stock of Merger Sub outstanding.

         SECOND: By unanimous written consent dated December 12, 2002, the Board of Directors of the Corporation adopted the resolutions attached hereto as Exhibit "A", which resolutions have not been amended or rescinded and are now in full force and effect, approving the merger of Merger Sub with and into the Corporation (the "MERGER").

         THIRD: The Corporation shall be the surviving corporation of the Merger.

         FOURTH: Pursuant to Section 253(b) of the DGCL and the terms of the Merger, the name of the Corporation shall be changed to "Rent-A-Center, Inc." upon consummation of the Merger.

         FIFTH: The Merger shall become effective at 8:01 a.m., Eastern Time, on December 31, 2002.



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


         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Ownership and Merger to be executed on December 30, 2002.



                                        RENT-A-CENTER HOLDINGS, INC.

                                        By: /s/ Mark E. Speese
                                           ------------------------------------
                                            Mark E. Speese
                                            Chairman of the Board and
                                            Chief Executive Officer

                                   EXHIBIT "A"

                                   RESOLUTIONS

         APPROVAL OF MERGER BETWEEN RENT-A-CENTER MERGER SUB AND THE COMPANY.

         WHEREAS, pursuant to the terms of the Inversion Plan of Merger, on the effective date of the Inversion Merger, Rent-A-Center's corporate name will be changed to "Rent-A-Center East, Inc.;" and

         WHEREAS, immediately after the Inversion Merger, the Company desires to change its corporate name to "Rent-A-Center, Inc;" and

         WHEREAS, to effectuate the corporate name change of the Company from "Rent-A-Center Holdings, Inc." to "Rent-A-Center, Inc.," the Company desires to merge, in accordance with Section 253 of the DGCL, Rent-A-Center Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the "NAME CHANGE MERGER"); and

         WHEREAS, the Board has been presented with and reviewed a draft of the Agreement and Plan of Merger (the "NAME CHANGE PLAN OF MERGER"); and

         WHEREAS, the Board has determined it to be in the best interest of the Company to effect the Name Change Merger.

         NOW THEREFORE, BE IT RESOLVED, that the Name Change Merger, as well as the Name Change Plan of Merger, in substantially the form presented to the Board, be, and each of them hereby is, adopted and approved in all respects; and

         RESOLVED FURTHER, that, pursuant to the authority granted in Section 253(b) of the DGCL and the terms of the Name Change Plan of Merger, the amendment to the Company's Certificate of Incorporation to change the corporate name of the Company from "Rent-A-Center Holdings, Inc." to "Rent-A-Center, Inc." be, and hereby is, adopted and approved in all respects, effective as of the effective date of the Name Change Merger; and

         RESOLVED FURTHER, that pursuant to the terms of the Name Change Plan of Merger, the amendment to the Bylaws of the Company to change all references to "Rent-A-Center Holdings, Inc." to "Rent-A-Center, Inc." be, and hereby is, adopted and approved in all respects, effective as of the effective date of the Name Change Merger; and

         RESOLVED FURTHER, that the Authorized Officers be, and each of them with full authority to act without the others hereby is, authorized, empowered, and directed, for and on behalf of the Company to execute the Name Change Plan of Merger, in substantially the form presented to the Board, with such changes as the Authorized Officer so acting shall deem necessary, advisable or appropriate and in the best interest of the Company in order to carry out the transactions contemplated by these resolutions and to take such other actions as in the judgment of such Authorized Officer shall be necessary, advisable or appropriate and in the best interest of the Company to effect the Name Change Merger with the taking of any such action by such Authorized Officer being conclusive evidence that the same did meet such standard; and

         RESOLVED FURTHER, that the Authorized Officers be, and each of them with full authority to act without the others hereby is, authorized, empowered, and directed to cause the Certificate of Ownership and Merger, in substantially the form presented to the Board, to be executed and filed with the Secretary of State of Delaware.

         OMNIBUS AUTHORITY.

         RESOLVED, that the Authorized Officers be, and each of them with full authority to act without the others hereby is, authorized and empowered, on behalf of the Company, to do and to perform all such acts and things and to enter into, execute, verify and deliver all such certificates, instruments, agreements, notices and other documents and to effect such filings with any and all appropriate regulatory authorities, state and federal, as may be required or as in the judgment of such Authorized Officer shall be necessary, advisable or appropriate and in the best interest of the Company to effectuate the purposes of the foregoing resolutions, with the taking of any such action by any such Authorized Officer being conclusive evidence that same did meet such standards; all such actions to be performed in such manner, and all such certificates, instruments, agreements, notices, applications, declarations, powers of attorney and other documents to be executed and delivered in such form, as the Authorized Officer performing or executing the same shall approve, the performance and execution thereof by any such Authorized Officer to be conclusive evidence of the approval thereof by such Authorized Officer and by the Board; and

         RESOLVED FURTHER, that the Secretary or any Assistant Secretary of the Company is hereby authorized, empowered, and directed, for and on behalf of the Company, to certify and attest to any documents which he may deem necessary or appropriate to effectuate the purposes of the foregoing resolutions, provided, that such attestation shall not be required for the due authorization, execution and delivery or validity of the particular document; and

         RESOLVED FURTHER, that each Authorized Officer is authorized to pay any and all expenses and fees arising in connection with the matters described in the foregoing resolutions, including without limitation attorneys' fees, and that each Authorized Officer is hereby authorized to negotiate, execute, deliver and direct payment under any guarantee or indemnity agreement which such Authorized Officer shall deem necessary or advisable to accomplish the matters which are the subject of these resolutions; and

         RESOLVED FURTHER, that any and all actions previously taken by any of the Authorized Officers or representatives of the Company, for and on behalf and in the name of the Company, on or prior to the date of these resolutions, in connection with any of the foregoing resolutions be, and the same hereby are, in all respects ratified, confirmed, approved and adopted as acts of the Company for all purposes.

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                                      -2-